Exhibit 99.1

                                  NEWS RELEASE

For Immediate Release                                Contact: A. Patrick Linton
March 28, 1996                                                   (301) 662-2191

         FCNB Corp (the "Company") announced today that its Board of Directors had authorized a stock repurchase program pursuant to which the Company may repurchase up to a maximum of $4,000,000 worth of FCNB common stock in open market transactions over the next five years. In announcing the repurchase program, A. Patrick Linton, President and CEO, noted that "FCNB believes that FCNB Common Stock represents a favorable investment opportunity for the Company, and that it believes that the program would provide benefits to the Company and its shareholders. Mr. Linton also noted that there was no minimum number of shares which FCNB was obligated to repurchase, and that repurchases would be made in the discretion of management based upon market, business, legal, regulatory and other factors, commencing on or after April 1, 1996.

         FCNB has 5,390,779 shares of Common Stock outstanding. FCNB Common Stock, which trades on the Nasdaq National Market under the symbol "FCNB," closed yesterday at 18 7/8 per share.

         FCNB is headquartered in Frederick, Maryland. The multi-bank holding company offers full service banking through FCNB Bank, with offices in Frederick, Carroll and Montgomery counties, and through Elkridge Bank, with offices in Howard, Anne Arundel and Prince George's counties. FCNB Corp's bank subsidiaries are members FDIC and Equal Housing Lenders.

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